Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter Ended September 30, 2013 Financial Results; Declares Monthly Dividend of $0.1175 Per Share for November 2013

NEW YORK--(BUSINESS WIRE)--October 30, 2013--Solar Senior Capital Ltd. (NASDAQ:SUNS) (the “Company”) today announces net investment income of $3.3 million or $0.29 per share for the quarter ended September 30, 2013. Earnings were $2.6 million or $0.23 per share for the third quarter. At September 30, 2013, net asset value (NAV) per share was $17.91.

Additionally, the Company announces that its Board of Directors has declared a monthly dividend of $0.1175 per share for November 2013, which will be payable on December 3, 2013 to stockholders of record on November 21, 2013. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2013:

Investment Portfolio: $276.3 million

Number of portfolio companies: 36

Net Assets: $206.3 million

Net Asset Value per share: $17.91

Portfolio Activity for the Quarter Ended September 30, 2013:

Investments made during the quarter: $76.8 million

Investments repaid and sold during the quarter: $50.5 million

Operating Results for the Quarter Ended September 30, 2013

Net investment income: $3.3 million

Net realized and unrealized loss: $0.7 million

Net increase in net assets from operations: $2.6 million

Net investment income per share: $0.29

“We are pleased to have grown our investment portfolio by 10% for the third quarter,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “An important element of that growth was the strategic acquisition of Gemino Senior Secured Healthcare Finance. We are excited about Gemino’s complementary origination platform and specialized expertise and expect it will provide differentiated access to senior secured investment opportunities in the growing healthcare segment. We also expect Gemino’s highly diversified portfolio to generate significant current cash income that will immediately benefit Solar Senior Capital Ltd.’s net investment income on a recurring basis.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Thursday, October 31, 2013. All interested parties may participate in the conference call by dialing (800) 706-7745 approximately 5-10 minutes prior to the call, international callers should dial (617) 614-3472. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 82870216 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital Ltd.’s website, www.solarseniorcap.com. Additionally, a replay dial-in will be available until November 14, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 88479037. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended September 30, 2013, we invested $76.8 million across 9 portfolio companies. Investments sold or prepaid during the three months ended September 30, 2013 totaled $50.5 million.

At September 30, 2013, our portfolio consisted of 36 portfolio companies and, measured at fair value, was invested 86% in senior secured loans, 12% in our investment in Gemino Senior Secured Healthcare Finance (whose portfolio consists entirely of senior secured loans), and 2% in unsecured loans.

The weighted average yield on our income producing portfolio of investments was 7.4% at September 30, 2013, measured at fair value. At September 30, 2013, 93.0% or $252.9 million of our income producing portfolio* is floating rate and 7.0% or $19.0 million is fixed rate, measured at fair value.

At September 30, 2013, 98.4% of the fair value of the portfolio was performing.

Since the initial public offering of Solar Senior Capital Ltd. on February 24, 2011 and through September 30, 2013, invested capital totaled approximately $580 million in 55 portfolio companies. Over the same period, Solar Senior Capital Ltd. completed transactions with more than 40 different financial sponsors.

* We have included Gemino Senior Secured Healthcare Finance as 100% floating rate at September 30, 2013.

Recent Portfolio Developments

On September 30, 2013, we acquired Gemino Senior Secured Healthcare Finance (“Gemino”). Gemino is a commercial finance company that originates, underwrites, and manages primarily senior secured, asset-based loans for small and mid-sized companies operating in the healthcare industry. Our initial investment in Gemino of $32.8 million was funded on October 1, 2013. Concurrent with the closing of the transaction, Gemino entered into a new, four-year $100 million credit facility, which is expandable to $150 million under its accordion feature. Pro forma for this transaction, Gemino had $83 million outstanding on this credit facility, which is non-recourse to Solar Senior Capital Ltd.

We expect Gemino to be treated as a pass-through entity for tax purposes and to distribute a substantial portion of its current cash earnings to us on a recurring basis.

Based in Philadelphia, Gemino’s existing management team has committed to leading Gemino going forward and co-invested in the transaction. Gemino currently manages a highly diverse portfolio of directly-originated and underwritten senior-secured commitments. As of September 30, 2013, the portfolio totaled approximately $162 million of commitments, of which $106 million were funded. The portfolio consisted of 33 issuers with an average balance outstanding of approximately $3.2 million. All of the commitments in Gemino’s portfolio are floating-rate, senior-secured, cash-pay loans. None of the loans that Solar Senior Capital Ltd. has exposure to were on non-accrual status as of September 30, 2013.

Results of Operations Comparisons for the Three and Nine Months Ended September 30, 2013 and September 30, 2012

Investment Income

For the three and nine months ended September 30, 2013, gross investment income totaled $4.9 million and $14.1 million, respectively. For the three and nine months ended September 30, 2012, gross investment income totaled $4.9 million and $14.4 million, respectively.

Expenses

Expenses totaled $1.6 million and $4.4 million, respectively, for the three and nine months ended September 30, 2013. Expenses totaled $1.9 million and $5.3 million, respectively, for the three and nine months ended September 30, 2012. The reduction in total expenses for the three and nine months ended September 30, 2013 as compared to the year ago periods was primarily due to lower performance-based incentive fees and lower interest expense.

Net Investment Income

The Company’s net investment income totaled $3.3 million and $9.7 million or $0.29 and $0.86 per average share for the three and nine months ended September 30, 2013, respectively. The Company’s net investment income totaled $3.0 million and $9.1 million or $0.32 and $0.95 per average share for the three and nine months ended September 30, 2012, respectively.

Net Realized Gain (Loss)

Net realized loss for the three and nine months ended September 30, 2013 totaled $0.5 million and $0.3 million, respectively, primarily related to select investment sales. Net realized gain for the three and nine months ended September 30, 2012 totaled $0.1 million and $0.5 million, respectively, primarily related to select investment sales.

Net Change in Unrealized Gain (Loss)

For the three and nine months ended September 30, 2013, the net change in unrealized loss totaled ($0.2) million and ($2.5) million, respectively. For the three and nine months ended September 30, 2012, the net change in unrealized gain totaled $0.7 million and $3.5 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the three and nine months ended September 30, 2013, the Company had a net increase in net assets resulting from operations of $2.6 million and $7.0 million, respectively. For the three and nine months ended September 30, 2012, the Company had a net increase in net assets resulting from operations of $3.8 million and $13.2 million, respectively. For the three and nine months ended September 30, 2013, earnings per average share were $0.23 and $0.61, respectively. For the three and nine months ended September 30, 2012, earnings per average share were $0.40 and $1.38, respectively.

Liquidity and Capital Resources

At September 30, 2013, the Company had $34.8 million in borrowings outstanding on its Credit Facility and $115.2 million of unused capacity, subject to effective borrowing base limits. Pro forma for the funding of our investment in Gemino, the Company would have had borrowings outstanding of $67.6 million and unused capacity, subject to effective borrowing based limits, of $82.4 million. The Company also has a delayed draw feature on its Credit Facility which may provide an additional $50.0 million of unused capacity.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except shares)

	September 30, 2013 (unaudited)	December 31, 2012
Assets
Investments, at fair value:
Companies less than 5% owned (cost: $247,457 and $214,075, respectively)	$243,498	$212,602
Companies more than 25% owned (cost: $32,839 and $0, respectively)	32,839	—

Total investments (cost: $280,296 and $214,075, respectively)	276,337	212,602
Cash	7,243	2,647
Receivable for investments sold	54	282
Interest receivable	1,742	1,294
Prepaid expenses and other assets	195	204

Total assets	$285,571	$217,029

Liabilities
Credit facility payable	$34,800	$39,100
Dividends payable	1,354	1,116
Payable for investments purchased	41,759	995
Management fee payable	680	581
Performance-based incentive fees payable	—	84
Interest payable	92	121
Administrative services expense payable	352	431
Other liabilities and accrued expenses	186	498

Total liabilities	$79,223	$42,926

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 11,523,315 and 9,500,100 issued and outstanding, respectively	$115	$95
Paid-in capital in excess of par	215,136	177,728
Distributions in excess of net investment income	(4,680)	(2,247)
Accumulated net realized loss	(264)	—
Net unrealized depreciation	(3,959)	(1,473)

Total net assets	$206,348	$174,103

Net Asset Value Per Share	$17.91	$18.33

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share amounts)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
INVESTMENT INCOME:
Interest: Companies less than 5% owned	$4,915	$4,890	$14,111	$14,398

EXPENSES:
Management fees	$680	$594	$1,872	$1,635
Interest expense	303	407	825	1,046
Performance-based incentive fees	—	244	80	743
Administrative services expense	265	170	759	660
Insurance expense	30	102	130	301
Other general and administrative expenses	349	372	702	892

Total expenses before debt issuance cost	1,627	1,889	4,368	5,277

Debt issuance cost	—	—	—	53

Total expenses after debt issuance cost	1,627	1,889	4,368	5,330

Net investment income	$3,288	$3,001	$9,743	$9,068

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss): Companies less than 5% owned	$(467)	$143	$(264)	$544
Net change in unrealized gain (loss)	(217)	663	(2,486)	3,545

Net realized and unrealized gain (loss)	(684)	806	(2,750)	4,089

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$2,604	$3,807	$6,993	$13,157

EARNINGS PER SHARE	$0.23	$0.40	$0.61	$1.38

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Investor Relations
646-308-8770